Exhibit 99.1

January 26, 2003

Endocardial Solutions Reports First Profitable Quarter
Fourth Quarter Revenue Up 68% Over Prior Year

2003 Revenue Up 39% Over 2002

MINNEAPOLIS / ST.PAUL – Endocardial Solutions, Inc. (Nasdaq: ECSI) today reported net sales for the fiscal year ended December 31, 2003 of $36.6 million, compared with $26.3 million for fiscal year  ended December 31, 2002, an increase of 39.2%.  Revenue for the fourth quarter of 2003 was a record $10.3 million, compared to $6.1 million in the fourth quarter of 2002, an increase of 68.0%.  The fourth quarter of 2003 was the Company’s first profitable quarter, with net earnings of $6,812 or $.00 per share, compared with a net loss of $3.1 million, or ($.19) per share, for the same period in 2002.  The Company’s net loss for 2003 was approximately $4.5 million, or ($.22) per share, as compared with a net loss of $10.0 million in 2002, or ($.61) per share.

The combined sale of EnSite Array™ catheters and EnSite NavX™ surface electrode kits in 2003 and the fourth quarter was $20.3 million and $6.3 million, an increase of 37.0% and 52.3%, respectively, over EnSite disposable sales for the same periods in 2002.  Revenue from the sale of EnSite disposable products in 2003 and the fourth quarter represented 55.5% and 61.0%, respectively, of the Company’s total revenue.  Revenue from the sale of EnSite Systems in 2003 and the fourth quarter was $11.6 million and $2.9 million, an increase of 17.6% and 76.5%, respectively, over the same periods in 2002.

Jim Bullock, President and CEO, stated “We are extremely proud of our entire organization that we achieved our first quarter of operating profit in the Company’s history during the fourth quarter.  The introduction of our new high performance Intel® Xeon™ workstation as part of the EnSite System in the fourth quarter, combined with increased unit sales of EnSite Array and EnSite NavX disposable products, resulted in gross margins of 70.8% for the Company, an increase of 4.2% over the Company’s 2002 fourth quarter gross margins.”

Bullock continued, “We continue to be very pleased with the clinical and financial results of EnSite NavX, our proprietary navigation and localization system that enables three-dimensional non-fluoroscopic navigation and positioning of conventional mapping and ablation catheters.  We now have more than 236 EnSite Systems globally that are “NavX-ready”, including 175 EnSite Systems in the U.S., which means approximately two-thirds of our global installed base of EnSite Systems are capable of doing NavX procedures.  The new EnSite System high performance workstation introduced in November incorporated the third version of EnSite NavX software released during 2003.  This EnSite v.4.2 software includes several additional features and functions designed specifically for atrial fibrillation applications, as well as the initial version of EnSite ‘digital image fusion’ technology (“EnSite DIF™”), which enables physicians to display, side-by-side on the EnSite System, a segmented 3D digital CT image of a patient’s heart chamber with the heart chamber geometry created with EnSite NavX.  This first version of EnSite DIF utilizes gated CT images from GE Medical Systems LightSpeed® CT scanner running GE’s new CardEP™ electrophysiology advanced software application.”

“While revenue in 2003 increased by 39.2% over 2002, operating expenses in 2003 increased by only 7.5% over 2002, and fourth quarter operating expenses were up by only 1.4% over the fourth quarter of 2002.  This performance reflects our continuing efforts to manage expenses across the Company, with a focus on achieving cost efficiencies in our variable selling expenses.  The field clinical and sales realignment that we implemented during late 2002 and throughout 2003, together with additional improvements planned for 2004, gives us confidence we will be able to significantly leverage our operating expenses throughout 2004,” stated Bullock.

Call-In Information

Endocardial Solutions, Inc.

Fourth Quarter and 2003 Earnings Conference Call

January 27, 2004

9:30am (Central Time)

US/Canada Participants: 877-272-5391

International Participants: 706-634-0654

Moderator: Jim Bullock

Instant Replay through February 10, 2004

US/Canada participants: 800-642-1687

International Participants: 706-645-9291

Conference ID: 11120

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets the EnSite System used for the diagnostic mapping of arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart) with a 3D graphical display of the heart’s electrical activity, and the navigation and localization of conventional catheters (diagnostic or therapeutic) used during electrophysiology procedures.  The U.S. Food and Drug Administration cleared the EnSite System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter of 1999, and cleared EnSite NavX Surface Electrodes to display the position of conventional electrophysiology catheters in any chamber of the heart in the second quarter of 2003.

The discussion above is based on preliminary financial results, which are subject to further review and adjustment, and contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations, that involve a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99.1 to Endocardial Solutions’ Form 10-Q for the quarter October 31, 2003, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:

Jim Bullock, President & CEO, Endocardial Solutions	(651)	523-6928
jbullock@endocardial.com
J. Robert Paulson, CFO, Endocardial Solutions	(651)	523-6916
bpaulson@endocardial.com
Brenda Gutzke, Investor Relations, Endocardial Solutions	(651)	523-6959
bgutzke@endocardial.com

Endocardial Solutions, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	December 31, 2003	December 31, 2002

Revenue	$10,275,038	$6,116,619

Cost of goods sold	3,003,544	2,041,680
Gross profit	7,271,494	4,074,939

Operating expenses:
Research and development	1,163,266	1,513,559
General and administrative	752,214	1,006,497
Sales and marketing	5,342,077	4,639,260
Operating profit (loss)	13,937	(3,084,377)

Other income (expense):
Interest income	22,733	3,156
Interest expense	(29,130)	(34,260)
Other	(728)	(3,507)
	(7,125)	(34,611)

Net profit (loss) for the period	$6,812	$(3,118,988)

Net profit (loss) per share - basic and diluted	$0.00	$(0.19)

Weighted average shares outstanding	21,539,057	16,578,630

	For the Twelve Months Ended
	December 31, 2003	December 31, 2002

Revenue	$36,556,681	$26,265,155

Cost of goods sold	12,235,565	9,472,885
Gross profit	24,321,116	16,792,270

Operating expenses:
Research and development	5,626,940	5,506,593
General and administrative	3,136,572	3,023,657
Sales and marketing	19,911,154	18,134,496
Operating profit (loss)	(4,353,550)	(9,872,476)

Other income (expense):
Interest income	49,339	68,258
Interest expense	(115,672)	(134,782)
Other	(33,554)	(22,455)
	(99,887)	(88,979)

Net profit (loss) for the period	$(4,453,437)	$(9,961,455)

Net profit (loss) per share - basic and diluted	$(0.22)	$(0.61)

Weighted average shares outstanding	20,322,481	16,324,066

Selected Balance Sheet Data

(Unaudited)

	December 31, 2003	December 31, 2002

Cash and cash equivalents	$10,216,385	$1,347,753
Working capital	17,094,261	7,102,133
Total assets	29,696,637	17,864,065
Total liabilities	9,962,372	8,807,893
Stockholders’ equity	19,734,265	9,056,172